Exhibit 99.1

Bion Announces New Board Members

July 2, 2024. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and sustainable livestock production, announced the appointments of Turk Stovall and Bob Weerts to its Board of Directors.

Bion previously announced that Turk Stovall would be joining Bion’s Board, in addition to assuming leadership of the JV between Bion and Stovall Ranching Companies to develop a new-generation cattle feeding facility in Shepherd, Montana. Also appointed to the Board was Bob Weerts, a successful Minnesota business operator and Bion shareholder since 2020.

Turk is a fifth-generation Montana rancher and CEO/owner of Stovall Ranching Companies and Yellowstone Cattle Feeders. He held management positions with Certified Angus Beef, the largest branded beef company in the US and North Platte Feeders, an 80,000 head commercial feedlot. Turk serves as Second VP of the Montana Stockgrowers Association and has served on the Cattleman's Beef Board by appointment of the US Secretary of Agriculture. Turk earned a BS in Animal Science from Montana State; an MS in Animal Science from Oklahoma State; and an MBA from Purdue.

Bob is a successful serial entrepreneur from Winnebago, Minnesota, where he serves on the City Council. He founded and operates Erosion Control Plus (1973), that serves county, state, and federal highway projects; Blue Valley Sod, serving the upper Midwest since 1987; Green Energy & Development (2009), active in recycling and composting; and Bedrock Ready Mix (2021). He is actively involved with Umpqua Energy and was a founding member/ Chairman of the Corn Plus Ethanol Plant.

Craig Scott, Bion’s Head of Business Development, stated, “We are pleased to welcome both Bob and Turk to our Board. We appreciate the valuable expertise and experience they bring to the table, and we expect both to play important roles as we continue down the path toward commercialization and project development.”

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Bion Environmental Technologies’ patented Ammonia Recovery System produces organic and low-carbon nitrogen fertilizer products and clean water from animal manure waste and other organic waste streams. It supports the Gen3Tech system that will minimize environmental impacts from CAFO/ livestock waste, generate Renewable Natural Gas, improve resource and production efficiencies, and produce the ‘cleanest’, most eco-friendly finished beef in the marketplace. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing solutions in the fast-growing clean fuels industry. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘expect’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Head of Business Development

(406) 281-8178 direct